EXHIBIT 99.1

CONTACT: Stockholder Relations 214/ 874-2354	FOR IMMEDIATE RELEASE
CAPSTEAD MORTGAGE CORPORATION
ANNOUNCES THIRD QUARTER 2009 EARNINGS
Third Quarter 2009 Highlights
•	Earnings of over $42 million or $0.56 per diluted common share

•	Book value increased to $12.21 per common share

•	Portfolio increased to $7.92 billion

•	Raised $71 million in new common equity capital

•	Portfolio leverage declined modestly to 6.21 times long-term investment capital

•	Total financing spreads averaged 2.25%
     DALLAS — October 28, 2009 — Capstead Mortgage Corporation (NYSE: CMO) (“Capstead” or the “Company”) today reported net income of $42,085,000 for the quarter ended September 30, 2009 compared to $42,507,000 for the second quarter of 2009. After considering preferred share dividends, the Company earned $0.56 per diluted common share for the third quarter of 2009, compared to $0.58 per diluted common share reported for the second quarter of 2009. The Company paid a third quarter dividend of $0.56 per common share on October 20, 2009.
Third Quarter Earnings and Related Discussion
     Net income for the third quarter of 2009 was modestly lower than results for the second quarter primarily because of lower net interest margins on Capstead’s interest-earning assets. Interest-earning assets consist principally of a core portfolio of residential adjustable-rate mortgage, or ARM, securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. Total financing spreads averaged 2.25% during the current quarter, a decline of 6 basis points from spreads achieved during the second quarter. In addition, the $0.02 decline in earnings per common share reflects additional shares outstanding as a result of raising $71 million in new common equity capital during the third quarter.
     Yields on the Company’s total interest-earning assets averaged 3.90% during the third quarter of 2009, a decline of 37 basis points from an average of 4.27% achieved during the second quarter of 2009, reflecting lower coupon interest rates on ARM loans underlying the portfolio that reset to more current interest rates, lower yielding portfolio acquisitions, and higher levels of mortgage prepayments. Mortgage prepayments remained at favorable levels, with portfolio runoff averaging an annualized runoff rate of 21.6%, or a 19.9% constant prepayment rate, despite increasing during the current quarter from near-record low levels experienced earlier in the year. Prepayment levels continued to be restrained by the pronounced contraction seen in residential mortgage lending, largely because of declining home values and more stringent mortgage loan underwriting standards. Yields on ARM securities fluctuate with changes in mortgage prepayments and adjust over time to more current interest rates as coupon interest rates on the underlying mortgage loans reset.

     Interest rates on all interest-bearing liabilities, including the Company’s unsecured borrowings, averaged 1.65% during the third quarter of 2009, a decline of 31 basis points from an average of 1.96% during the second quarter of 2009. This decline reflects the current low short-term interest rate environment and the maturity in August of the remaining $557 million of the Company’s relatively high-rate, longer-dated repurchase arrangements. The Company’s borrowings under repurchase arrangements as of September 30, 2009 consisted of $6.99 billion of primarily 30-day borrowings with 16 counterparties at average rates of 0.37%. Under the terms of interest rate swap agreements entered into with four large commercial bank counterparties, the Company pays fixed rates of interest averaging 2.76% on notional amounts totaling $2.80 billion with an average maturity of nine months as of September 30, 2009. Variable payments based on one- and three-month London Interbank Offered Rate (LIBOR) received by the Company under these agreements tend to offset a significant portion of the interest owed on a like amount of the Company’s borrowings.
     In addition to replacing portfolio runoff, the Company deployed a significant amount of the new common equity capital raised year-to-date primarily into acquisitions of current-resetting agency-guaranteed ARM securities. With the federal government continuing to support the residential mortgage market, demand has been very strong for seasoned ARM securities, leading to higher pricing levels. The resulting improvement in the fair value of the Company’s portfolio, along with improved swap valuations and accretion from capital raises, has resulted in a 31% increase in the Company’s long-term investment capital since year-end and a decline in portfolio leverage to 6.21 to one at September 30, 2009. The following table progresses the Company’s portfolio of mortgage securities and similar investments:

	Quarter Ended	Nine Months Ended
	September 30, 2009	September 30, 2009
Mortgage securities and similar investments, beginning of period	$7,605,202	$7,499,249
Portfolio acquisitions (principal amount) at purchased yields of 2.85% and 2.99%, respectively	723,101	1,322,561
Investment premiums on acquisitions	18,111	28,109
Portfolio runoff (principal amount)	(448,305)	(1,065,497)
Investment premium amortization	(8,311)	(20,456)
Impairment charge related to commercial loans	—	(750)
Improvements in fair value of securities held available-for-sale	30,680	157,262

Mortgage securities and similar investments, end of period	$7,920,478	$7,920,478

Third Quarter Common Equity Issuances
     During the third quarter of 2009 Capstead raised $71 million in new common equity capital, after underwriting discounts and offering expenses, by issuing 5,147,000 common shares at an average price of $13.85 per share, net of expenses, under the Company’s continuous offering program. Year-to-date the Company has raised $80 million under this program through the issuance of 5,835,000 common shares at an average price of $13.66 per share, net of expenses. The Company may raise more capital in future periods subject to market conditions and blackout periods associated with the dissemination of earnings and dividend announcements and other important company-specific news.
Book Value per Common Share
     Substantially all of the Company’s mortgage investments and all of its interest rate swap agreements are reflected at fair value on the Company’s balance sheet and are therefore included in the calculation of book value per common share. The fair value of these positions is impacted by market conditions, including changes in interest rates and the availability of financing at reasonable rates and leverage levels. The Company’s investment strategy attempts to mitigate these risks by focusing almost exclusively on investments in agency-guaranteed residential mortgage securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans that have interest rates that reset periodically to more current levels. Because of these characteristics, the fair value of Capstead’s portfolio is considerably less vulnerable to significant pricing declines caused by credit concerns or rising interest rates compared to portfolios that contain a significant amount of non-agency and/or fixed-rate mortgage securities. This generally results in a more stable book value per common share over time. The following table progresses book value per common share outstanding (calculated assuming liquidation preferences for the Series A and B preferred stock):

	Quarter Ended	Nine Months Ended
	September 30, 2009	September 30, 2009
Book value, beginning of period	$11.48	$9.14
Accretion attributed to capital transactions	0.17	0.38
Dividend distributions in excess of earnings	(0.02)	—
Earnings in excess of dividend distributions	—	0.01
Improvements in value of mortgage securities classified as available-for-sale	0.44	2.28
Improvements in value of interest rate swap agreements designated as cash flow hedges	0.14	0.40

Book value, end of period	$12.21	$12.21

Increase in book value for the indicated period	$0.73	$3.07

Management Remarks
     Commenting on current operating and market conditions, Andrew F. Jacobs, President and Chief Executive Officer, said, “Conditions have improved considerably during 2009 for investors in agency-guaranteed residential securities. We have experienced significant pricing gains in our ARM portfolio and the availability of financing at attractive interest rates has dramatically improved. For the quarter, our investment portfolio grew to $7.92 billion as a result of portfolio acquisitions in excess of runoff and the aforementioned pricing gains. Additionally, during the third quarter we were successful in raising $71 million in new common equity under our continuous offering program, all of which was accretive to our book value, while contributing to a modest decline in leverage at the end of the quarter. Even as yields on our current-reset ARM securities continued resetting to more current interest rates this quarter, the effects on our financing spreads were largely offset by declining interest rates on our short-term borrowings. Overall, the impact of lower financing spreads and lower leverage on net interest margins was substantially offset by the growth of the portfolio primarily attributable to the deployment of a significant amount of the capital raised during the quarter.
     “Recent statements by the Federal Open Market Committee have reiterated its view ‘that economic conditions were likely to warrant an exceptionally low level of the federal funds rate for an extended period.’ Should this prove to be the case, we anticipate that yields on our portfolio will continue declining throughout much of 2010, with these declines offset to a large degree by lower interest rates on our borrowings as we continue to benefit from the low overall rate environment and from the termination of our higher-rate swap positions. These terminating swap positions include $900 million that terminate late in the fourth quarter and an additional $800 million that terminate during the first quarter of 2010.
     “As market conditions evolve over the remainder of 2009 and into 2010, we intend to continue opportunistically growing our investment portfolio, but will remain mindful of the market’s recent history in determining the appropriate amount of leverage and liquidity required to prudently manage our portfolio. We remain confident our core investment strategy of managing a conservatively leveraged portfolio of agency-guaranteed residential ARM securities can produce attractive risk-adjusted returns over the long term while reducing, but not eliminating, sensitivity to changes in interest rates.”
Earnings Conference Call Details
     An earnings conference call and live audio webcast will be hosted Thursday, October 29, 2009 at 9:00 a.m. ET. The conference call may be accessed by dialing toll free (877) 407-8033 in the U.S. and Canada or (201) 689-8033 for international callers. A live audio webcast of the conference call can be accessed in the investor relations section of the Company’s website at www.capstead.com, and an audio archive of the webcast will be available for approximately 60 days. A replay of the call will be available through November 12, 2009 by dialing toll free (877) 660-6853 in the U.S. and Canada or (201) 612-7415 for international callers and entering account number 286 and conference ID 334458.
About Capstead
     Capstead Mortgage Corporation, formed in 1985 and based in Dallas, Texas, is a self-managed real estate investment trust for federal income tax purposes. Capstead’s core investment strategy is managing a leveraged portfolio of residential mortgage pass-through securities consisting almost exclusively of ARM securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. Agency-guaranteed residential mortgage securities carry an implied AAA credit rating with limited, if any, credit risk.

Forward-looking Statements
     This document contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Capstead’s actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of the Company’s investments and other factors. As discussed in the Company’s filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable qualifying investments from both an investment return and regulatory perspective, the availability of new investment capital, the availability of financing at reasonable levels and terms to support investing on a leveraged basis, fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of differing levels of leverage employed, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. In addition to the above considerations, actual results and liquidity related to investments in loans secured by commercial real estate are affected by borrower performance, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs, among other factors.

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except ratios and per share amounts)

	September 30, 2009	December 31, 2008
	(unaudited)
Assets
Mortgage securities and similar investments ($7.40 billion pledged under repurchase arrangements)	$7,920,478	$7,499,249
Cash collateral receivable from interest rate swap counterparties	35,966	53,676
Interest rate swap agreements at fair value	43	—
Cash and cash equivalents	168,496	96,839
Receivables and other assets	80,797	76,481
Investments in unconsolidated affiliates	3,117	3,117

	$8,208,897	$7,729,362

Liabilities
Repurchase arrangements and similar borrowings	$6,992,755	$6,751,500
Unsecured borrowings	103,095	103,095
Interest rate swap agreements at fair value	20,472	46,679
Common stock dividend payable	38,695	22,728
Accounts payable and accrued expenses	27,149	44,910

	7,182,166	6,968,912

Stockholders’ equity
Preferred stock — $0.10 par value; 100,000 shares authorized:
$1.60 Cumulative Preferred Stock, Series A, 188 and 197 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively ($3,085 aggregate liquidation preference)	2,630	2,755
$1.26 Cumulative Convertible Preferred Stock, Series B, 15,819 shares issued and outstanding at September 30, 2009 and December 31, 2008 ($180,025 aggregate liquidation preference)	176,705	176,705
Common stock — $0.01 par value; 250,000 shares authorized:
69,098 and 63,135 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	691	631
Paid-in capital	1,055,114	975,893
Accumulated deficit	(356,154)	(358,155)
Accumulated other comprehensive income (loss)	147,745	(37,379)

	1,026,731	760,450

	$8,208,897	$7,729,362

Long-term investment capital (Stockholders’ equity and Unsecured borrowings, net of related investments in statutory trusts) (unaudited)	$1,126,709	$860,428
Portfolio leverage (borrowings under repurchase arrangements divided by long-term investment capital) (unaudited)	6.21:1	7.85:1
Book value per common share (calculated assuming liquidation preferences for the Series A and B preferred stock) (unaudited)	$12.21	$9.14

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Quarter Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008
Interest income:
Mortgage securities and similar investments	$74,695	$99,205	$243,641	$302,888
Other	69	346	419	1,932

	74,764	99,551	244,060	304,820

Interest expense:
Repurchase arrangements and similar borrowings	(26,802)	(60,032)	(98,385)	(184,357)
Unsecured borrowings	(2,186)	(2,186)	(6,560)	(6,560)

	(28,988)	(62,218)	(104,945)	(190,917)

	45,776	37,333	139,115	113,903

Other revenue (expense):
Miscellaneous other revenue (expense)	16	(45)	(893)	(1,469)
Incentive compensation expense	(1,058)	(300)	(3,435)	(4,820)
General and administrative expense	(2,713)	(2,306)	(8,313)	(6,187)

	(3,755)	(2,651)	(12,641)	(12,476)

Income before equity in earnings of unconsolidated affiliates	42,021	34,682	126,474	101,427
Equity in earnings of unconsolidated affiliates	64	64	194	194

Net income	$42,085	$34,746	$126,668	$101,621

Net income available to common stockholders:
Net income	$42,085	$34,746	$126,668	$101,621
Less cash dividends paid on preferred shares	(5,058)	(5,062)	(15,180)	(15,189)

	$37,027	$29,684	$111,488	$86,432

Net income per common share:
Basic	$0.56	$0.52	$1.74	$1.65
Diluted	0.56	0.52	1.71	1.63
Weighted average common shares outstanding:
Basic	65,392	56,318	63,763	51,991
Diluted	75,436	56,737	73,798	61,998
Cash dividends declared per share:
Common	$0.560	$0.550	$1.700	$1.660
Series A Preferred	0.400	0.400	1.200	1.200
Series B Preferred	0.315	0.315	0.945	0.945

CAPSTEAD MORTGAGE CORPORATION
MARKET VALUE ANALYSIS
(in thousands, unaudited)

	September 30, 2009					December 31, 2008
					Unrealized	Unrealized
	Principal		Basis/Notional	Market	Gains	Gains
	Balance	Premiums	Amount	Value	(Losses)	(Losses)
Mortgage securities held available- for-sale: (a) (b)
Agency-guaranteed securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$200	$1	$201	$220	$19	$19
Current-reset ARMs	5,268,114	70,000	5,338,114	5,411,460	73,346	(29,287)
Longer-to-reset ARMs	1,962,587	28,730	1,991,317	2,080,304	88,987	38,962
Ginnie Mae:
Current-reset ARMs	344,877	1,864	346,741	351,823	5,082	478

	$7,575,778	$100,595	$7,676,373	$7,843,807	$167,434	$10,172

Interest rate swap positions (c)			$2,800,000	$(20,429)	$(19,356)	$(46,318)

(a)	Unrealized gains and losses on mortgage securities classified as available-for-sale are recorded as a component of Accumulated other comprehensive income (loss) in Stockholders’ equity. Gains or losses are generally recognized in earnings only if sold. Mortgage securities classified as held-to-maturity with a cost basis of $10.9 million, unsecuritized investments in residential mortgage loans with a cost basis of $12.3 million and commercial loans with a carrying amount of $53.4 million (after consideration of an allowance for possible loan losses totaling $1.0 million) are not subject to mark-to-market accounting and therefore have been excluded from this analysis.

(b)	Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (18 months or less for “current-reset” ARM securities, and greater than 18 months for “longer-to-reset” ARM securities). As of September 30, 2009 average months-to-roll for current-reset and longer-to-reset ARM securities were five months and 29 months, respectively. Once an ARM loan reaches its initial reset date, it will reset at least once a year to a margin over a corresponding interest rate index, subject to periodic and lifetime limits or caps.

(c)	The Company uses two-year term, one- and three-month LIBOR-indexed, pay-fixed, receive-variable, interest rate swap agreements or longer-term committed borrowings, if available at attractive rates and terms, help mitigate exposure to higher short-term interest rates. Swap positions are carried on the balance sheet at fair value with related unrealized gains or losses arising while designated as cash flow hedges for accounting purposes reflected as a component of Accumulated other comprehensive income (loss) in Stockholders’ equity. At September 30, 2009 these swap positions had an average maturity of nine months and an average fixed-rate of 2.76%. After consideration of these swap positions, the Company’s portfolio and related borrowing under repurchase arrangements had durations of approximately eight and four months, respectively, for a net duration gap of approximately four months. Duration is a measure of market price sensitivity to interest rate movements. For instance, a 12 month duration infers that a position should change in value by one percent with a one percent change in interest rates, subject to other market variables and changes in market conditions.

CAPSTEAD MORTGAGE CORPORATION
YIELD/COST ANALYSIS
(dollars in thousands)
(unaudited)

	3rd Quarter 2009 Average(a)			2nd Quarter 2009 Average(a)
	Basis	Yield/Cost	Runoff	Basis	Yield/Cost	Runoff
Agency-guaranteed securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$7,713	6.47%	23.2%	$8,729	6.16%	46.5%
ARMs	7,130,322	3.96	21.8	7,037,080	4.35	16.6
Ginnie Mae ARMs	357,716	4.06	20.2	374,580	4.32	15.5

	7,495,751	3.96	21.7	7,420,389	4.35	16.6

Unsecuritized residential mortgage loans:
Fixed-rate	4,321	6.67	44.7	4,743	6.91	38.8
ARMs	8,630	4.57	6.2	8,759	5.21	5.2

	12,951	5.27	23.9	13,502	5.81	20.8
Commercial loans(b)	51,843	1.40	—	43,999	—	—
Collateral for structured financings	3,658	5.84	14.8	4,024	7.78	23.4

	7,564,203	3.95	21.6	7,481,914	4.33	16.5
Other interest-earning assets(c)	111,733	0.25		124,626	0.43

	7,675,936	3.90		7,606,540	4.27

Secured borrowings based on:
30-day to 90-day interest rates	6,527,919	1.40		6,133,251	1.53
Greater than 90-day interest rates	253,259	5.15		601,471	5.15
Structured financings	3,658	5.84		4,024	7.78

	6,784,836	1.55		6,738,746	1.86
Unsecured borrowings(d)	103,095	8.49		103,095	8.49

	6,887,931	1.65		6,841,841	1.96

Capital employed/total financing spread	$788,005	2.25		$764,699	2.31

(a)	Basis represents the Company’s average investment before unrealized gains and losses and allowance for possible loan losses. Average asset yields, runoff rates, borrowing rates and resulting financing spread are presented on an annualized basis.

(b)	Effective January 1, 2009 the Company curtailed interest accruals on its investments in commercial real estate loans in light of deteriorating commercial real estate market conditions and the past due status of these loans. During the third quarter of 2009, the Company acquired as a strategic investment $10.0 million in AAA-rated senior notes issued by one of its lending counterparties.

(c)	Other interest-earning assets consist of overnight investments and cash collateral receivable from interest rate swap agreements.

(d)	Unsecured borrowings consist of junior subordinated notes with original terms of 30-years that were issued in 2005 and 2006 by Capstead to statutory trusts formed to issue $3.1 million of the trusts’ common securities to Capstead and to privately place $100.0 million of preferred securities to unrelated third party investors. Capstead reflects its investment in the trusts as unconsolidated affiliates and considers the unsecured borrowings, net of these affiliates, a component of its long-term investment capital.

CAPSTEAD MORTGAGE CORPORATION
RESIDENTIAL ARM SECURITIES PORTFOLIO STATISTICS
(as of September 30, 2009)
(unaudited)

			Fully	Average	Average	Average	Months
		Net	Indexed	Net	Periodic	Lifetime	To
ARM Type	Basis(a)	WAC(b)	WAC(b)	Margins	Caps	Caps	Roll
Current-reset ARMs:
Agency Securities:
Fannie Mae/Freddie Mac	$5,338,114	3.77%	2.54%	1.81%	3.37%	10.46%	5.2
Ginnie Mae	346,741	4.22	1.91	1.53	1.00	10.01	5.3
Residential mortgage loans	8,558	4.41	2.67	2.05	1.53	11.13	4.5

	5,693,413	3.80	2.50	1.80	3.22	10.44	5.2
Longer-to-reset ARMs:
Agency Securities:
Fannie Mae/Freddie Mac	1,991,317	6.15	2.58	1.66	1.97	11.57	29.1

	$7,684,730	4.41	2.52	1.76	2.90	10.73	11.4

(a)	Basis represents the Company’s investment (unpaid principal balance plus unamortized investment premium) before unrealized gains and losses. As of September 30, 2009, the ratio of basis to related unpaid principal balance for the Company’s ARM securities was 101.33. This table excludes commercial loan investments, fixed-rate residential investments, and collateral for structured financings.

(b)	Net WAC, or weighted average coupon, is presented net of servicing and other fees. Fully indexed WAC represents the coupon upon one or more resets using interest rate indexes and the applicable net margin as of September 30, 2009.